Exhibit 99.1

OneMain Holdings, Inc. Announces $100 Million Share Repurchase Program

EVANSVILLE, Ind.--(BUSINESS WIRE)--OneMain Holdings, Inc. (NYSE: OMF) today announced that its Board of Directors has approved a share repurchase program for up to $100 million of the company’s outstanding common stock, with no stated expiration.

“Our business generates significant excess capital supporting reinvestment back into the business and capital returns to shareholders,” said Doug Shulman, President and CEO of OneMain. “This opportunistic share repurchase program augments our existing capital return strategies and illustrates our continued confidence in the strength of the business.”

As a reminder, the company’s previously disclosed capital allocation framework remains as follows:
•	Fund portfolio growth with loans that meet its risk/return criteria.
•	Invest in its platform and consider inorganic opportunities, if they arise.
•	Return excess capital to shareholders, with a bias toward dividends.

Consistent with the above, the company initiated its first regular dividend in Q1 2019 (which was subsequently increased in Q1 2020), announced two special dividends (Q3 2019 and Q1 2020) and is now augmenting this capital return program with an opportunistic share repurchase program to capitalize on potential equity market volatility.

The timing and amount of any shares repurchased will be determined by the company based on its evaluation of market conditions and other factors and will be made in accordance with applicable securities laws in either the open market or in privately negotiated transactions. The company is not obligated to purchase any shares under the program, and the program may be suspended or discontinued at any time. The actual timing, number and share price of shares repurchased will depend on a number of factors, including the market price of the company’s stock, general market and economic conditions, and applicable legal requirements. The share repurchase program is expected to be funded by cash on hand and future cash generated from on-going operations.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) has been offering responsible and transparent loans for over 100 years. With more than 1,500 locations throughout 44 states, the company is committed to helping people with their personal loan needs. OneMain and its 9,500 team members are dedicated to the communities where they live and work. For additional information, please visit OneMainFinancial.com.

Investor Contact:
Kathryn Miller, 212-359-2442
Kathryn.Miller@omf.com